                                                                     EXHIBIT 2.1




                               DATED 15 JUNE 2006




                         SYNERGIA CAPITAL PARTNERS B.V.

                                       and

                              HEIJKERS HOLDING B.V.

                                       and

                                   TEMTEC B.V.

                                       and

                             STEIJVERS HOLDING B.V.

                                       and

                             INTESYS NEDERLAND B.V.

                                       and

                                 MR. C.G. ANGUS

                                       and

                                MR. E.A. ZWENNIS

                                       and

                                MR. R.LH. PISTERS

                                 as the Sellers

                                       and

                                   APPLIX INC.

                                as the Purchaser

                                       and

                                 MR. A.M. PARKER

                            -------------------------
                                 SHARE PURCHASE
                                AGREEMENT OF THE
                            SHARES IN THE CAPITAL OF
                              TEMTEC INTERNATIONAL
                                      B.V.
                            -------------------------


                                  [Stibbe LOGO]


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                                TABLE OF CONTENTS



CLAUSE  HEADINGS                                                            PAGE

1.      INTERPRETATION......................................................  4

2.      SALE AND PURCHASE...................................................  5

3.      CONSIDERATION.......................................................  5

4.      TEMTEC FINANCIAL STATEMENTS.........................................  6

5.      COMPLETION..........................................................  7

6.      SELLERS' WARRANTIES.................................................  7

7.      PURCHASER'S WARRANTY................................................  8

8.      SPECIFIC INDEMNITIES................................................  8

9.      LIABILITY OF THE SELLERS FOR BREACHES...............................  9

10.     CONDUCT OF CLAIMS................................................... 11

11.     DEFENSE OF THIRD PARTY CLAIMS....................................... 12

12.     NON-COMPETE, NON SOLICITATION, USE OF NAME.......................... 13

13.     POST COMPLETION CONVENANT........................................... 13

14.     RELATIONSHIP SELLER................................................. 13

15.     CONFIDENTIALITY AND ANNOUNCEMENTS................................... 13

        15.1.     Confidentiality........................................... 13

        15.2.     Announcements............................................. 14

        15.3.     Synergia.................................................. 14

16.     EFFECT OF TERMINATION............................................... 14

17.     GENERAL PROVISIONS.................................................. 15

SCHEDULE 1 (DEFINITIONS)

SCHEDULE 2 (COMPLETION EVENTS)

SCHEDULE 3 (SELLERS' WARRANTIES)





                                                                               i


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CLAUSE  HEADINGS                                                            PAGE



APPENDIX A TO SCHEDULE 3 (OWNERSHIP OF THE SHARES)

APPENDIX B TO SCHEDULE 3 (SUBSIDIARIES)

APPENDIX C TO SCHEDULE 3 (CORPORATE INFORMATION)

APPENDIX D TO SCHEDULE 3 (LIST OF IP RIGHTS)

APPENDIX E TO SCHEDULE 3 (LIST OF PROPRIETARY SOFTWARE)

SCHEDULE 4 (ESCROW AGREEMENT)

SCHEDULE 5 (TEMTEC FINANCIAL STATEMENTS 31 MAY)

SCHEDULE 6 (DATA ROOM CD-ROM)

SCHEDULE 7 (PURCHASER'S WARRANTIES)

SCHEDULE 8 (DISCLOSURE LETTER)

SCHEDULE 9 (DEED OF TRANSFER)

SCHEDULE 10 (SPOUSE DECLARATION)

SCHEDULE 11 (RESIGNATION LETTERS SUPERVISORY DIRECTORS)

SCHEDULE 12 (RESIGNATION LETTERS MANAGING DIRECTORS)

SCHEDULE 13 (EMPLOYMENT AGREEMENT STEIJVERS)

SCHEDULE 14 (EMPLOYMENT AGREEMENT HEIJKERS)

SCHEDULE 15 (EMPLOYMENT AGREEMENT PISTERS)

SCHEDULE 16 (ADDENDUM EMPLOYMENT AGREEMENT PARKER)

SCHEDULE 17 (SHAREHOLDERS' RESOLUTION)

SCHEDULE 18 (FLOW OF FUNDS)

SCHEDULE 19 (APPLIX SHARES)

THIS SHARE PURCHASE AGREEMENT is made on 15 June 2006


BETWEEN:

(1) SYNERGIA CAPITAL PARTNERS B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Veenendaal ("SYNERGIA");

(2) HEIJKERS HOLDING B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Nederweert ("HEIJKERS");

(3) TEMTEC B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Nijmegen ("TEMTEC");

(4) STEIJVERS HOLDING B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Stramproy ("STEIJVERS");

(5) INTESYS NEDERLAND B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in 's-Hertogenbosch ("INTESYS");

(6)    MR.C.G. ANGUS, domiciled in the United States of America ("ANGUS");

(7)    MR. E.A. ZWENNIS, domiciled in the Netherlands ("ZWENNIS");

(8)    MR. R.L.H. PISTERS, domiciled in the Netherlands ("PISTERS");

(9)    MR. A.M. PARKER, domiciled in the United Kingdom ("PARKER");

(10) APPLIX INC., a public company incorporated under the laws of Massachusetts with its corporate seat in Westborough, 289 Turnpike Road, MA 01581, United States of America (the "PURCHASER"); and

(11) TEMTEC INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Nijmegen (the "COMPANY").

The parties to this Agreement are hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY". Synergia, Heijkers, Temtec, Steijvers, Intesys, Angus, Zwennis and Pisters collectively referred to as the "SELLERS" or the "SHAREHOLDERS" and each individually a "SELLER" or a "SHAREHOLDER".


RECITALS:

(1) The Company is a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Nijmegen, the Netherlands, registered with the trade register of the Chamber of Commerce with number 09112458.

(2) The companies listed in Appendix B (Subsidiaries) to Schedule 3 (Sellers' Warranties) are the direct subsidiaries of the Company.

(3) Zwennis and Pisters each have been granted an option right to subscribe for 6 shares, which options have been exercised prior to the Completion Date by each of them against issuance of 6 Shares by the Company to each of Zwennis and Pisters pursuant to a notarial deed of issuance (the "DEED OF ISSUANCE") executed before the Notary.

(4) Each of the Sellers owns the shares set opposite its name in Appendix A (Ownership of the Shares) to Schedule 3 (Sellers' Warranties), together constituting the entire issued and outstanding share capital of the Company (the "SHARES").

(5) The Purchaser is a listed company on the Nasdaq stock market in the United States of America.

(6) With a view to selling the Shares, the Sellers have initiated a controlled auction sale process inviting interested potential purchasers to participate.

(7) On 17 April 2006, the Purchaser has submitted an indicative offer on the basis of the information contained in the Information Memorandum (as defined below).

(8) On 23 April 2006, the Sellers and the Purchaser have entered into a letter of intent pursuant to which the Sellers have granted the Purchaser exclusivity and that further contains the main terms and conditions on the basis of which the Purchaser will acquire the Shares.

(9) The Purchaser has conducted and completed a due diligence investigation into the Company and its subsidiaries with the assistance of professional legal, accountancy, financial and tax advisors and the Purchaser has conducted and completed a due diligence investigation into the technical aspects of the Company and its subsidiaries with the assistance of in-house technical advisors (the "DUE DILIGENCE INVESTIGATION").

(10) The Parties have obtained the internal and external approvals prior to entering into this Agreement.

(11) The Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers the Shares, subject to the terms and conditions of this Agreement.


IT IS AGREED as follows:

1.     INTERPRETATION

1.1.   In this Agreement the definitions in Schedule 1 (Definitions) are used.

1.2.   In this Agreement, unless the context dictates otherwise:

       1.2.1. the masculine gender shall include the feminine and the neuter and vice versa;

       1.2.2. references to a person shall include a reference to any individual, company, association, partnership or joint venture;

       1.2.3. references to the "awareness" of the Sellers or "to the best of Sellers' knowledge" or any similar statement, shall mean the knowledge of the Sellers whereby the knowledge of Intesys shall mean the knowledge of Intesys as shareholder of the Company, the knowledge of Synergia and Temtec shall mean their knowledge as shareholders and the knowledge of Mr. L. Schenk and Mr. H. Tepper as supervisory directors of the Company within the limitations as set forth in Book 2 of the Dutch Civil Code, the knowledge of

              Heijkers and Steijvers shall mean their knowledge as shareholders, the knowledge of H. Heijkers, Parker and Angus shall mean their knowledge respectively as managing directors and former managing directors of the Company and the knowledge of Zwennis, Pisters and
              A. Steijvers shall mean their knowledge as employees of the Company;

       1.2.4. references to "include" and "including" shall be treated as references to "include without limitation" or "including without limitation";

       1.2.5. references to documents in "agreed form" shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by the Parties;

       1.2.6. the headings are for identification only and shall not affect the interpretation of this Agreement.

2.     SALE AND PURCHASE

2.1. Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells to the Purchaser and the Purchaser hereby purchases the Shares set opposite each Sellers' name in Appendix A (Ownership of the Shares) to Schedule 3 (Sellers' Warranties).

2.2. At Completion, title to the Shares, including all rights attached to them, shall pass to the Purchaser upon the execution of the Deed of Transfer.

2.3. The Company undertakes to acknowledge the transfer of the Shares on the Completion Date by co-signing the Deed of Transfer and immediately to enter such transfer in its register of shareholders.

3.     CONSIDERATION

3.1. The total consideration for the Shares shall be an amount of USD 14,500,000 (the "PURCHASE PRICE"), consisting of USD 12,000,000 in cash and USD 2,500,000 in the form of shares of common stock ("APPLIX SHARES"). At Completion the Purchaser shall pay the Purchase Price to the Sellers adjusted for the Net Debt as of 31 May 2006, being a net cash amount of EUR 106,000, minus EUR 100,000 that remains with the Company, plus the amount of EUR 6,000 (as specified in the Flow of Funds) and minus the amount of bonuses to be paid to certain employees. Therefore, the Purchaser shall pay at completion the amount of USD 13,955,037 as follows: USD 10,455,023 will be paid in cash to the Sellers directly, USD 500,014 will be paid in the form of Applix Shares to be issued by the Purchaser to the Sellers in proportion to the number of Shares held by the Sellers and in accordance with Clause 0 of Schedule 2 (Completion Events) and USD 3,000,000 (consisting of USD 1,000,006 in cash and USD 1,999,994 in Applix Shares) will be paid and transferred into an escrow account in accordance with Clauses 3.1 up to and including 3.4. (the "ESCROW") The number of Applix Shares to be transferred into the escrow account in accordance with this Clause 3.1 will amount to 264200 and is based on a price of USD 7,57 per Applix Share. The number of Applix Shares to be transferred to the Sellers in accordance with this Clause
       3.1 will amount to 66052 and is based on a price of USD 7,57 per Applix Share.

3.2. An amount of USD 3,000,000 (the "ESCROW AMOUNT") of the Purchase Price will be paid into an escrow account with Van Lanschot N.V. (the "ESCROW AGENT"). The Escrow Amount will serve as security for any Claims, claims pursuant to Clause 4, claims pursuant to Clause 6.5 and claims pursuant to the Sellers' Indemnities that the Purchaser may have against the Sellers. Parties will set out the terms and conditions which apply to the Escrow Amount in a separate escrow agreement prior to Completion (the "ESCROW AGREEMENT") attached hereto as Schedule 4 (Escrow Agreement). The Escrow Amount will consist of two-third of the Applix Shares and one-third in cash. Any fluctuation in the stock market price of the Applix Shares after the Completion Date shall not lead to an adjustment of the number of Applix Shares or the amount of cash held in escrow by the Escrow Agent.

3.3. Subject to the provisions of the Escrow Agreement 1/3 (one-third) of the number of Applix Shares held in Escrow or 1/3 (one-third) of the cash amount held in Escrow (or a combination thereof up to a maximum of 1/3 (one-third) of the Escrow Amount, if applicable calculated on the basis of the price of the Applix Shares as mentioned in Clause 3.1), to be determined at the sole discretion of the Sellers, will be released within 30 days after the adoption of the Applix Financial Statements 2006 but in any event no later than 31 May 2007. Subject to the provisions of the Escrow Agreement, the remaining part of the Applix Shares held in Escrow and cash held in Escrow, will be released within 30 days after the adoption of the Applix Financial Statements 2007 but in any event no later than 31 May 2008.

3.4. With the exception of the Applix Shares held in escrow as set forth in Clauses 3.1 and 3.2, the Sellers shall be entitled to sell the Applix Shares after twelve months following the Completion Date in accordance with the applicable securities laws and regulations.

4.     TEMTEC FINANCIAL STATEMENTS

4.1. Attached as Schedule 5 are the consolidated financial statements of the Company and its Subsidiaries for the period of 1 January 2006 until and including 31 May 2006 (the "TEMTEC FINANCIAL STATEMENTS 31 MAY"), which reflect a net cash position as at 31 May 2006 of EUR 106,000. The Sellers represent and warrant towards the Purchaser that the Temtec Financial Statements 31 May:

       (i) have been prepared in accordance with the Accounting Rules in all material respects and with the Accounting Policies applied on a basis consistent with that applied in respect of the Temtec Financial Statements 2005, taking into account that the Temtec Financial Statements 31 May are mid-year financial statements and not full year financial statements;

       (ii) show a true and fair view of the financial position, assets, liabilities, results and the Net Debt of the Company and, on a consolidated basis, of the Group Companies,

       (iii) are not distorted by any items of an unusual or non recurring nature or affected by transactions with any of the Sellers or persons directly or indirectly related to any of the Sellers, except as the explicitly reflected.

4.2. The Sellers further represent and warrant towards the Purchaser that during the period between 31 May 2006 and the Completion Date:

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       (i)    the business of each of the Group Companies has been carried on as a going concern in the ordinary course of business, consistent with past practice;

       (ii) there has been no material adverse change in the financial or trading position of the Group Companies and in the Net Debt (other than changes in the ordinary course of business, consistent with past practice);

       (iii) no Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business:

       (iv) no dividend or other distributions have been made, and no (interim) dividend or other distribution has been declared, agreed to be paid or paid by any of the Group Companies.

4.3. The Parties agree that any liability of the Sellers pursuant to this Clause 4 shall be on a Dollar for Dollar basis, provided that the provisions of Clause 9 shall apply accordingly to this Clause 4 except the provision of Clause 9.6.

5.     COMPLETION

5.1. Completion shall take place on 15 June 2006 commencing on 8.00 CET or, any later date as Parties have agreed upon (the "COMPLETION DATE"). Completion shall take place at the offices of Stibbe in Amsterdam.

5.2. All actions to be completed by the Parties on the Completion Date are set out in Schedule 2 (Completion Events) in the order in which they are to be completed by the relevant Party.

6.     SELLERS' WARRANTIES

6.1. Each of the Sellers warrants subject to the qualifications of Clause 6.3 that each of the Sellers' Warranties is true and accurate in all respects on the Completion Date.

6.2. The Purchaser confirms that when entering into this Agreement it did not rely on any other warranty or statement than the Sellers' Warranties contained in Schedule 3 (Sellers' Warranties). For the avoidance of doubt, the Sellers shall not be liable in respect of any forecasts, estimates, interpretations, analysis, projections, statements of intent or statements of opinion.

6.3. The Sellers shall not be liable for any Claims to the extent the matters or circumstances giving rise thereto are known to the Purchaser or any of its advisors involved in the Due Diligence Investigation contained in the Disclosed Information. For the purposes of this Agreement "DISCLOSED INFORMATION" means the information made available to the Purchaser or its advisors, or both, in the Due Diligence Investigation, including documents provided in the Data Room, correspondence, management interviews, site visits, the Information Memorandum and information contained in the Disclosure Letter. The Parties acknowledge and agree that (i) where matters do not appear on the face of the documents contained in the Data Room , or (ii) where reference is made to a document or a particular part of a document, but the document has not been provided to the Purchaser, such matter or reference and document or particular part of a document shall not be deemed to have been disclosed to the Purchaser.

6.4. The Purchaser confirms that it has conducted and completed the Due Diligence Investigation prior to the execution of this Agreement and that the Due Diligence Investigation has in form, scope and substance been to its satisfaction and that the Sellers have given all information and assistance requested by the Purchaser or its advisors in the Due Diligence Investigation.

6.5. The Sellers shall reimburse the Purchaser in respect of the accounts receivables of the Group Companies that are on the Completion Date outstanding for a time period of three (3) months from their due date (other than the debtors specified in the Disclosure Letter) and that have not been collected by the Group Companies in whole or in part within a period of 60 days after the Completion Date. Such reimbursement shall be on a Dollar for Dollar basis provided that any liability of the Sellers shall be reduced with an amount of EUR 52,000. For the avoidance of doubt, the provisions of Clause 9 shall apply accordingly to this Clause
       6.5 except the provisions of Clause 6.3 and Clause 9.6.

7.     PURCHASER'S WARRANTY

       The Purchaser warrants that each of the statements set out in Schedule 7 (Purchaser's Warranties) is true and accurate on the Completion Date. The Purchaser warrants that the Purchaser and its advisors involved in the transaction are not aware of a breach by the Sellers of any Sellers' Warranty or of any other provision of this Agreement or of any matter or circumstance that will give rise to a breach of any Sellers' Warranty or of any other provision of this Agreement.

8.     SPECIFIC INDEMNITIES

8.1. The Sellers shall indemnify and hold the Purchaser harmless for any direct or indirect damage suffered by the Purchaser, as a result of or related to any assessment due to a Tax Authority because of any remuneration paid by the Company and/or any of its Subsidiaries to Mr. Ph. Buttaud up to and including the Completion Date, including all costs and expenses incurred by the Purchaser in respect thereof (the "INDEMNITY BUTTAUD"), provided that of the amount of damages resulting from the Indemnity Buttaud the Sellers and the Purchaser shall each bear 50% of any amount up to USD 300,000 and to the extent the amount of damages exceeds USD 300,000, the Sellers shall, in addition to an amount of USD 150,000, be liable for any amount in excess of USD 300,000.

8.2. If the receivable of the Company on Hewlett-Packard in the amount of USD 162,500 has not been collected in whole or in part within a period of 60 days after the Completion Date, the Sellers shall indemnify and hold the Purchaser harmless for the full outstanding amount of the Hewlett-Packard Receivable (the "HEWLETT-PACKARD RECEIVABLE"), as well as all costs and expenses incurred by the Purchaser in respect thereof. If the Sellers pay an amount in discharge of the indemnity under this Clause 8.2, the Purchaser shall correspondingly substitute the Sellers by subrogation in its right or claim with respect to the Hewlett-Packard Receivable. In recovering the Hewlett-Packard Receivable, the Sellers may take all steps necessary to enforce recovery from Hewlett Packard provided that the Sellers shall act in reasonable consultation with the Purchaser prior to taking any action towards Hewlett Packard and in the manner of conducting the recovery the Sellers shall give reasonable consideration to the Purchaser's interest in maintaining a business relationship between the Purchaser, the Company and Hewlett Packard.

8.3. Each of Intesys, Heijkers and Steijvers indemnifies (not jointly and severally but each of them only for their respective management agreements) and hold the Purchaser harmless for any direct or indirect damage, including all costs and expenses, suffered or incurred by the Purchaser and/or the Company and/or any Subsidiary, in the event that the current management agreement between the Company and Heijkers and/or the current management agreement between the Company and Steijvers and/or the (former) management agreement between Intesys and the Company is deemed an employment agreement by the Tax Authority.

8.4. The provision of Clauses 9.12, 9.14 up to and including 9.17 shall apply accordingly to the indemnities specified in this Clause 8.

9.     LIABILITY OF THE SELLERS FOR BREACHES

9.1. In the event of a breach of any Sellers' Warranty, the Sellers shall separately, and therefore not jointly and severally, in proportion to the number of Shares held by each of them, and subject to limitations set forth in this Clause 9, pay to the Purchaser an amount equal to the actual amount of damage (SCHADE) within the meaning of Article 6:96 of the Dutch Civil Code, proven to be suffered by the Purchaser or any of the Group Companies as a direct result of such breach. For the avoidance of doubt, the Sellers shall not be liable for any reduced profits, increased losses, loss of goodwill or any indirect or consequential damage.

9.2. Any damage suffered by the Purchaser in respect of a breach of any Sellers' Warranty shall be calculated on a dollar-for-dollar basis without applying any multiplier or any other valuation principles used by the Purchaser in calculating the Purchase Price.

9.3. The sole remedy of the Purchaser for a breach of any Sellers' Warranty shall be an action for damages. The Purchaser shall not be entitled to terminate or rescind this Agreement in the event of a breach of any Sellers' Warranty. No person other than the Purchaser is entitled to make a Claim.

9.4. A breach of any Sellers' Warranty that is capable of remedy shall not entitle the Purchaser to a Claim unless the Sellers are given notice of such breach in accordance with Clause 10.1 and such breach is not remedied within 30 Business Days after the date on which notice is served.

9.5.   The Sellers shall be liable for a breach of any Sellers' Warranty until
       17.30 CET on the date that is twenty four months after the Completion Date in respect of any Sellers' Warranty, provided that notice of a Claim has been given in accordance with Clause 10.1 before expiry of the relevant dates except for (i) any Claim under paragraph 16 (Tax) of the
       Schedule 3 in respect of which the statute of limitations applies, provided that a period of three months shall be added in order to enable the Purchaser to submit a Claim and (ii) any Claim under paragraph 2.1.1 (valid incorporation) and paragraph 3 (Shares) of Schedule 3 in respect of which the statute of limitations applies.

9.6. The Sellers shall not be liable for a Claim unless the amount of an individual Claim exceeds USD 10,000 (provided that separate Claims below such amount but caused by the same event or set of circumstances shall together be considered to constitute one individual Claim) and the aggregate amount of all Claims exceeds USD 150,000 in which case the Sellers shall be liable for the full amount and not merely the excess.

       The Sellers shall be liable for a Claim in proportion to the number of Shares held by each of them and subject to the terms and conditions of this Agreement.

9.7. The aggregate liability of the Sellers in respect of all breaches of this Agreement, including Claims, shall not exceed an amount of USD 3,000,000 except in case of a breach of paragraph 2.1.1 (valid incorporation) and 3 (Shares) of the Sellers' Warranties regarding which Sellers' aggregate liability shall not exceed the Purchase Price and except in case of the Sellers' Indemnities regarding which Sellers' liability is governed by Clause 8.

9.8. The Sellers shall not be liable in respect of a contingent liability until and unless such contingent liability becomes an actual liability and is due and payable.

9.9. The Sellers shall not be liable for any matter or circumstance resulting in a breach of a Sellers' Warranty if the sole cause of that matter was
       (i) an action by the Purchaser or any of the Group Companies or any of their respective directors, employees or agents after Completion or (ii) an action by any of the Group Companies or any of their respective directors, employees or agents prior to Completion if at the request of the Purchaser.

9.10. The Purchaser will take all measures and will procure that all measures are taken by the Company in order to avoid or mitigate damage that may give rise to a Claim.

9.11. If, before the Sellers pay an amount in discharge of any Claim, the Purchaser or any other member of the Purchaser's Group recovers from a third party, including for the avoidance of doubt any Tax Authority or insurance company, a sum that is directly related to the Claim, the amount of the relevant Claim shall be reduced or satisfied with the sum recovered from the third party less any Taxes payable by the Purchaser or the relevant member of the Purchaser's Group in respect of this sum and reasonable costs and expenses incurred in obtaining such recovery.

9.12. If the Sellers pay an amount in discharge of any Claim and the Purchaser or any other member of the Purchaser's Group subsequently recovers from a third party, including for the avoidance of doubt any Tax Authority or insurance company, a sum that is directly related to the Claim, the Purchaser shall pay to the Sellers an amount equal to the sum recovered from the third party less any Taxes payable by the Purchaser or the relevant member of the Purchaser's Group in respect of this sum and less reasonable costs and expenses incurred in obtaining such recovery or, if less, the amount previously paid by the Sellers to the Purchaser. If the Sellers pay an amount in discharge of any Claim, and the Purchaser or any member of the Purchaser's Group has a claim in respect of such Claim on a third party, the Purchaser shall substitute the Sellers by subrogation in its right or claim with respect to third party, or, at the reasonable request of the Sellers, the Purchaser shall at the cost of the Seller try to recover from the third party.

9.13. The Sellers shall not be liable in respect of a Claim to the extent that the matter giving rise to the Claim has been disclosed in accordance with Clause 6.3, provided for or recognised as a liability in the balance sheet of the Temtec Financial Statements 2005.

9.14. If any payment pursuant to a Claim forms part of the Purchaser's taxable profit (or reduces its Tax losses) the Seller shall pay to the Purchaser such additional amount (taking into account any Tax payable in respect of such additional amount) as will ensure that the Purchaser receives and retains a net amount equal to the full amount which it would have received and retained had the payment not formed part of the Purchaser's taxable profit (or reduced its Tax losses).

9.15. All sums payable by the Sellers to the Purchaser pursuant to any Claim shall be paid free and clear of any deductions or withholdings whatsoever save only as may be required by law. Where any deduction or withholding is required by law from any such payment (save to the extent that the Purchaser may be credited for such deduction or withholding), the Sellers shall be obliged to pay to the Purchaser such greater sum as will, after such deduction or withholding, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such deduction or withholding, thereby taking into account any reduction to such deduction or withholding to which the Purchaser is entitled under any double taxation treaty or otherwise.

9.16. In assessing the amount of a Claim, such amount shall be reduced by any Tax saving, relief or benefit enjoyed by the Purchaser's Group corresponding to the matter giving rise to the Claim.

9.17. The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same damage suffered.

9.18. The Sellers shall not be liable in respect of a Claim to the extent that the Claim arises or is increased as a result of:

       9.18.1. any change in law after the date of this Agreement;

       9.18.2. any change in the rates, methods of calculation, basis, imposition or collection of Taxation;

       9.18.3. any change in the accounting or taxation policies or practice of the Purchaser or any other member of the Purchaser's Group after the Completion Date.

10.    CONDUCT OF CLAIMS

10.1. The Purchaser shall as soon as reasonably practicable after it or any member of the Purchaser's Group becomes aware of a Claim or any matter or circumstance that will give rise to a Claim give written notice to the Sellers. The notification of the Purchaser shall contain all reasonable details of such Claim including the Purchaser's best estimate of the amount of the Claim.

10.2. If the Purchaser fails to notify the Sellers within 45 Business Days after it or the relevant member of the Purchaser's Group becomes aware of a Claim or any matter or circumstance that will give rise to a Claim as set out in Clause 10.1, such Claim shall not be enforceable against the Sellers and no new Claim may be made in respect of the matter or circumstance giving rise to such Claim.

10.3. If a Claim has been notified by the Purchaser pursuant to Clause 10.1 and a Claim has not been satisfied, settled or withdrawn before the end of the Claim period as described in Clause 9.5 increased by 1 (one) month ("END OF CLAIM PERIOD"), such Claim shall not be enforceable against the Sellers and shall be deemed to have been withdrawn and no new Claim may be made in respect of the matter or circumstance giving rise to such Claim unless legal proceedings of the Claim are commenced and being pursued by the Purchaser in good faith within six months as of the date of the End of Claim Period.

10.4. For as long as H. Heijkers, A. Steijvers and/or Parker are employed by the Company and/or the Purchaser or the Purchaser's Group, the Sellers shall refrain from bringing any claim against Heijkers, Steijvers (and H. Heijkers and A. Steijvers in person) and/or Parker in respect of any information supplied by any of them to the Purchaser or any of the persons authorised by the Purchaser in connection with the Company or any Subsidiary in connection with the transaction contemplated in the Agreement, save in the event of wilful intent or gross negligence.

10.5. Upon notification of a Claim pursuant to Clause 10.1, the Purchaser shall, and shall procure that the Company shall:

       10.5.1. allow the Sellers or their representatives access to books, records and to such personnel of the Purchaser's Group as the Sellers may reasonably request to investigate the Claim provided that such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Claim or otherwise required by applicable law or stock exchange rules;

       10.5.2. disclose to the Sellers or their representatives all information and documents relevant to the Claim, provided that such information and documents shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Claim or otherwise required by applicable law or stock exchange rules; and

       10.5.3. take such steps as the Sellers may reasonably request pursuant to the Clause .

11.    DEFENSE OF THIRD PARTY CLAIMS

11.1. Where a Claim of the Purchaser is based upon or relates to a claim of a third party against the Purchaser, the Company and/or any Subsidiary (a "THIRD PARTY CLAIM"), the Purchaser or the Company shall notify the Seller of such Third Party Claim as soon as possible after becoming aware thereof. The provisions of Clause 10.1, 10.2 and 11.2 shall apply to such notification. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken. The Purchaser shall, however, be entitled to take, or procure the Company or its relevant Subsidiary to take, any action necessary to defend the Third Party Claim, provided that the Purchaser shall not enter into a settlement with respect to the Third Party Claim or otherwise accept liability for the Third Party Claim without the prior written consent of the Sellers (which consent shall not unreasonably be withheld).

11.2. The Parties will cooperate with each other in dealing with any Third Party Claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts there from. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Third Party Claim or otherwise required by applicable law or stock exchange rules.

12.    NON-COMPETE, NON SOLICITATION, USE OF NAME

12.1. Each of Angus and Temtec hereby undertakes towards both the Purchaser and the Company that it will not itself, or allow any of the companies of its group to, without the prior written consent of the Purchaser for a period of 3 (three) years from the Completion Date in any capacity or in any way whatsoever in the Netherlands, either directly or indirectly be engaged in or concerned with, or approach any person with a view to being engaged in or concerned with, the conduct of any business which may compete with the business of the Company as conducted on the Completion Date.

12.2. Each of Synergia, Intesys, Temtec and Angus hereby undertakes towards both the Purchaser and the Company that it will not itself, or allow any of the companies of its group to, without the prior written consent of the Purchaser persuade or cause, or attempt to persuade any employee of any of the Group Companies to terminate his relationship with any of the Group Companies, or employ or engage any such person within 1 (one) year of the effective termination of his relationship with any of the Group Companies, or take any action that may result in the impairment of the relationship between such employee and any of the Group Companies.

12.3. The Sellers undertake towards both the Purchaser and the Company that they will not use the name "Temtec" for commercial purposes as of the Completion Date and Temtec undertakes that it will change its name so as to eliminate the word "Temtec" within one month after the Completion Date.

13.    POST COMPLETION CONVENANT

       The Purchaser warrants to the Sellers that the Company shall pay unconditionally and irrevocably the bonuses as specified in Schedule 18 to Brian Williams, Jos Dore, Alan Parker (the "BONUS PAYMENT RECIPIENTS") no later than the date on which the June 2006 pay-roll payments are made (the "DUE DATE") by the Company to its respective employees (the "BONUS PAYMENTS"). The Company shall make the Bonus Payments in full and the Purchaser and/or the Company are not entitled to set off -wholly or partially- any claims they may have against the Bonus Payment Recipients with the Bonus Payments. If the Bonus Payments are not paid by the Company on the Due Date, the Purchaser shall forthwith pay the Bonus Payments to the Bonus Payments Recipients.

14.    RELATIONSHIP SELLER

       For the purpose of Clauses 10 and 11 of this Agreement, the Sellers will be represented by Temtec on behalf of all Sellers (the "AGENT"). The Sellers are entitled to appoint another Seller as Agent by notifying the Purchaser timely in advance of such appointment.

15.    CONFIDENTIALITY AND ANNOUNCEMENTS

15.1.  CONFIDENTIALITY

       15.1.1. Subject to Clause 15.1.2 and Clause 15.2, each Party shall treat as strictly confidential and not disclose or use any information relating to this Agreement or any ancillary matter and the negotiations leading up to this Agreement.

       15.1.2. The restrictions contained in Clause 15.1.1 shall not apply if and to the extent:

                (A)     disclosure is required by any law or by a court;

                (B) disclosure is required by any securities exchange or regulatory or governmental body;

                (C) disclosure is necessary to enforce this Agreement in court proceedings;

                (D) the other Parties have given their written consent to disclosure;

                (E) the information has come into the public domain through no fault of the relevant Party's group;

                (F) disclosure is necessary to obtain the advice of any professional advisor;

                (G) disclosure is necessary within the relevant Party's group.

                In the event of a disclosure of information pursuant to Clause
                15.1.2 (A) or (B) or (C), the disclosing Party shall consult with the other Parties as to the contents, form and timing of the disclosure to be made.

15.2.  ANNOUNCEMENTS

       15.2.1. Subject to Clause 15.1, none of the Parties shall make any announcement before or after Completion with respect to this Agreement or any ancillary matter without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed.

       15.2.2. Notwithstanding Clause 15.1, a Party may make an announcement with respect to this Agreement or any ancillary matter if required by any law to which that Party is subject, provided that such Party shall endeavour to consult with the other Parties and take into account any reasonably comments of the other Parties prior to making any such announcement.

15.3.  SYNERGIA

       15.3.1. The restriction in this Clause 15 shall not apply to Synergia if and to the extent disclosure of the (key) terms of this Agreement is necessary by Synergia to investors and (potential) investors in funds managed by Synergia.

       15.3.2. Synergia hereby waives any rights and claims it may have against any of the Group Companies arising from the participation agreement dated 12 October 2000.

16.    EFFECT OF TERMINATION

       If this Agreement is terminated:

       16.1.1. all rights and obligations of the Purchaser and the Sellers under this Agreement shall end except for this Clause 16, the Clauses 1 (Interpretation),

                15 (Confidentiality and Announcements), 17.3 (Notices), 17.15 (Governing law and Jurisdiction) that will remain in full force and effect;

       16.1.2. a Party shall not be relieved from liability for a breach prior to termination of any of its warranties, covenants or other obligations in this Agreement.

17.    GENERAL PROVISIONS

17.1. At or following Completion the Sellers and the Purchaser shall sign all documents and undertake and perform all acts necessary for the fulfilment of their respective obligations under this Agreement.

17.2. At or following Completion Heijkers shall procure that H. Heijkers shall, and Parker shall, to the extent necessary, cooperate in their resignation from the boards of directors of Temtec UK Ltd. and Temtec USA Inc.

17.3. All notices, consents, waivers and other communications under this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier, fax or e-mail to the appropriate addresses and fax numbers set out below, or to such addresses and fax numbers as a Party may notify to the other Parties from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered mail or express courier, or at the time of successful transmission, if delivered by fax or e-mail.

       To the Sellers:

       Name: Synergia Capital Partners B.V.
       Address: Plesmanstraat 62, Veenendaal
       Fax number: +31 318 55 40 84
       E-mail: leoschenk@synergia.nl
       Attention: Leo Schenk

       Name: Heijkers Holding B.V.
       Address: Lindenhof 68, Weert
       Fax number: + 31 495 45 00 79
       E-mail: hubert.heijkers@temtec.com
       Attention: Hubert Heijkers

       Name: Temtec B.V.
       Address: St. Annastraat 198C, Nijmegen
       Fax number: + 31 24 32 20 293
       E-mail: tepperhj@multep.com
       Attention: Henk Tepper

       Name: Steijvers Holding B.V.
       Address: Breederkamp 9, Ell
       E-mail: ton.steijvers@temtec.com
       Attention: Ton Steijvers

       Name: Intesys Nederland B.V.
       Address: Seringenstraat 17, s'-Hertogenbosch
       Attention: Johanna Monique Heijting

       Name: C.G. Angus
       E-mail: chris.angus@temtec.com
       Attention: Chris Angus

       Name: E.A. Zwennis
       E-mail:
       Attention: E. Zwennis

       Name: R.L.H. Pisters
       E-mail:
       Attention: R. Pisters

       Name: A.M. Parker
       E-mail: alan.parker@temtec.com
       Attention: A. Parker

       With a copy to:

       Stibbe N.V.
       Casper Hamersma
       Strawinskylaan 2001
       1077 ZZ Amsterdam
       Fax: +31 20 5460831


       To the Purchaser:

       Name: Applix Inc.
       Address: Westborough 289 Turnpike Road, United States of America Fax number: 508616-0602
       E-mail: malpern@applix.com
       Attention: Milton Alpern

       With a copy to:
       Nauta Dutilh N.V.
       Attn. Lieke van der Velden
       Strawinskylaan 1999
       1077 XV Amsterdam
       Fax number: +31 20 71 71 323


17.4. Except as explicitly stated otherwise in this Agreement, each Party to this Agreement shall pay its own costs and expenses in relation to the preparation and execution of this Agreement and the sale and purchase of the Shares.

17.5. This Agreement constitutes the entire agreement between the Parties relating to the sale and purchase of the Shares. This Agreement supersedes and terminates any earlier agreements, either verbally or in writing, between the Parties and no Party shall have any right or remedy against any other Party arising out of or in connection with any such earlier agreements unless stated otherwise in this Agreement.

17.6.  This Agreement may only be amended by mutual agreement in writing.

17.7. None of the Parties may assign or procure the assumption of its rights and obligations under this Agreement, either in whole or in part, to any other person without the prior written consent of the other Parties.

17.8. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing provision shall be as close as possible to the intent of the invalid or unenforceable provision.

17.9. The Purchaser is aware that the Notary is a civil law notary working at Stibbe, the law firm acting as lawyers of the Sellers. With reference to the provisions of the Code of Conduct (Verordening Beroeps- en Gedragsregels) of the Royal Notarial Regulatory Body (Koninklijke Notariele Beroepsorganisatie) the Purchaser acknowledges and agrees that Stibbe may assist and act on behalf of the Sellers in connection with this Agreement including any disputes arising in relation to this Agreement.

17.10. The Parties waive their right to nullify (vernietigen) or rescind (ontbinden) this Agreement pursuant to Articles 6:228 or 6:265 of the Dutch Civil Code after Completion. Parties waive any right pursuant to Title 1 Book 7 of the Dutch Civil Code.

17.11. The rights of any Party under this Agreement are without prejudice to all other rights and remedies available to such Party and no failure by any Party to exercise, and no delay in exercising, any right under this Agreement, in the event of breach of contract by any Party hereto will operate as a waiver of such right or any other right under this Agreement.

17.12. Any payment by the Purchaser or any other member of the Purchaser's Group to the Sellers under this Agreement shall be made (i) to the Sellers and
       (ii) for same day value.

17.13. Any payment made by the Sellers in respect of a claim of the Purchaser for any breach of this Agreement, including any Claim, shall be deemed an adjustment of the Purchase Price for Dutch Tax purposes.

17.14. Clauses 1 (Interpretation), 15 (Confidentiality and Announcements), 17.3 (Notices), 17.15 (Governing law and Jurisdiction) shall apply mutatis mutandis to all agreements connected with this Agreement save as otherwise provided or as the context may otherwise require in the relevant agreement.

17.15. This Agreement is governed by the laws of the Netherlands. The competent court in Amsterdam, the Netherlands shall have jurisdiction to settle any dispute in connection with this Agreement without prejudice to the right of appeal and that of appeal to the Supreme Court.

THUS AGREED AND SIGNED IN AMSTERDAM ON 15 JUNE 2006,

APPLIX INC.                                     SYNERGIA CAPITAL PARTNERS B.V.

/s/ Milton A. Alpern                            /s/ Richard H.M. Verkleij
--------------------------------                --------------------------------
By: Milton A. Alpern                            By: Richard H.M. Verkleij
Title: Chief Financial Officer                  Title: Investment Manager
                                                by power of attorney



HEIJKERS HOLDING B.V.                           TEMTEC B.V.

/s/ H.H.R. Heijkers                             /s/ Richard H.M. Verkleij
--------------------------------                --------------------------------
By: H.H.R. Heijkers                             By: Richard H.M. Verkleij
Title: Director                                 Title: Investment Manager
                                                by power of attorney



INTESYS NEDERLAND B.V.                          STEIJVERS HOLDING B.V.

/s/ H.H.R. Heijkers                             /s/ H.H.R. Heijkers
--------------------------------                --------------------------------
By: H.H.R. Heijkers                             By: H.H.R. Heijkers
Title: by power of attorney                     Title: by power of attorney



MR. C.G. ANGUS                                  MR. E.A. ZWENNIS

/s/ Richard H.M. Verkleij                       /s/ H.H.R. Heijkers
--------------------------------                --------------------------------
By: Richard H.M. Verkleij                       By: H.H.R. Heijkers
Title: by power of attorney                     Title: by power of attorney



MR. R.L.H. PISTERS                              MR. A.M. PARKER

/s/ H.H.R. Heijkers                             /s/ Alan Parker
--------------------------------                --------------------------------
By: H.H.R. Heijkers                             By: Alan Parker
Title: by power of attorney                     Title:

                            SCHEDULE 1 (DEFINITIONS)



"ACCOUNTING RULES" means (i) the Dutch General Accepted Accounting Principles (Dutch GAAP), and (ii) the relevant provisions on financial statements of the Dutch Civil Code and (iii) to the extent applicable, the prevailing Guidelines for annual reporting in the Netherlands (Richtijnen voor de jaarverslaggeving) published by the Dutch Accounting Standards Board (Raad voor de Jaarverslaggeving) as amended from time to time;

"ACCOUNTING POLICIES" means the specific principles, bases and conventions, rules and practices applied and used by the Company in preparing and presenting financial statements;

"ACCOUNTS DATE" means the end of the financial year of the Company, which runs from 1 January to 31 December 2005;

"AGREEMENT" means this share purchase agreement including the recitals and all Schedules and Appendices, as amended in accordance with its terms;

"APPLIX FINANCIAL STATEMENTS 2006" means the consolidated financial statements of Applix Inc. and its subsidiaries and the separate financial statements of each group company (including the explanatory notes and reports thereto) for the year 2006;

"APPLIX FINANCIAL STATEMENTS 2007" means the consolidated financial statements of Applix Inc. and its subsidiaries and the separate financial statements of each group company (including the explanatory notes and reports thereto) for the year 2007;

"APPLIX SHARES" has the meaning given in Clause 3.1;

"BONUS PAYMENTS" has the meaning given in Clause 13;

"BONUS PAYMENTS RECIPIENTS" has the meaning given in Clause 13;

"BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which the banks in Amsterdam are open for normal business;

"CLAIM" means any individual claim by the Purchaser in respect of a breach of any Sellers' Warranty;

"COMPANY" has the meaning given in the recitals to this Agreement;

"COMPLETION" means the completion of the sale and transfer of the Shares pursuant to Clause 5;

"COMPLETION DATE" has the meaning given in Clause 5.1;

"DATA ROOM" means the virtual data room of which a CD-Rom is attached to this Agreement as Schedule 6 (Data Room CD-Rom);

"DEED OF ISSUANCE" has the meaning given in the recitals to this Agreement;

"DEED OF TRANSFER" means the notarial deed of transfer of the Shares in the agreed form attached to this Agreement as Schedule 9 (Deed of Transfer);

"DISCLOSURE LETTER" means the letter from the Sellers to the Purchaser dated the date of this Agreement and attached to this Agreement as Schedule 8 (Disclosure Letter);

"DUE DATE" has the meaning given in Clause 13;

"DUE DILIGENCE INVESTIGATION" has the meaning given in the recitals of this Agreement;

"ENCUMBRANCES" means any rights of pledge, mortgage or usufruct, liens or attachments or similar charges;

"ESCROW AGENT" has the meaning given in Clause 3.2;

"ESCROW AGREEMENT" has the meaning given in Clause 3.2;

"ESCROW AMOUNT" has the meaning given in Clause 3.2;

"GROUP" or "GROUP COMPANIES" means the Company and the Subsidiaries and "GROUP COMPANY" means any one of them;

"INFORMATION MEMORANDUM" means the information memorandum distributed by the Sellers to the Purchaser in the auction sale process;

"NET DEBT" means the difference between all amounts owed by the Company to shareholders or third party lenders in the form of (bank)loans or overdrafts or any other such instruments, including the subordinated shareholder loan owed by the Company to Synergia and the cash at bank and cash equivalents of the Company;

"NOTARY" means civil law notary C. Holdinga of Stibbe or her substitute;

"NOTARY'S BANK ACCOUNT" means the bank account number 69.64.62.672 with ING Bank N.V. in the name of Stibbe Derdengelden Notariaat;

"PURCHASE PRICE" has the meaning given in Clause 3.1;

"PURCHASER" has the meaning given in the opening of this Agreement;

"PURCHASER'S GROUP" means the Purchaser and its subsidiaries and any direct or indirect holding company of the Purchaser and all other subsidiaries of any such holding company from time to time, including the Company after Completion;

"PURCHASER'S WARRANTIES" means the warranties given by the Purchaser set out in
Schedule 7 (Purchaser's Warranties);

"SELLER" or "SELLERS" has the meaning given in the opening of this Agreement;

"SELLERS' INDEMNITIES" means the indemnities given by the Sellers set out in Clauses 8.1 and 8.2;

"SELLERS' GROUP" means the Sellers and their subsidiaries and participations and any direct or indirect holding company of the Sellers and all other subsidiaries of any such holding company from time to time, except the Company after Completion;

"SELLERS' WARRANTIES" means the warranties given by the Sellers set out in
Schedule 3

(Sellers' Warranties);

"SHARES" has the meaning given in the recitals to this Agreement;

"SUBSIDIARIES" means the companies listed in Appendix B (Subsidiaries) to
Schedule 3 (Sellers' Warranties);

"TAX" or "TAXATION" means all forms of local and national taxes, duties, levies, social security contributions or other imposts or withholdings imposed by or payable to any Tax Authority including penalties, additions, interest, costs and expenses relating to such taxes, duties, levies, social security contributions or other imposts or withholdings;

"TAX AUTHORITY" means any local, national or supranational authority in or outside the Netherlands having the power to impose or collect Tax;

"TEMTEC FINANCIAL STATEMENTS 2005" means the audited consolidated financial statements of the Company and the Subsidiaries and the separate financial statements of each Group Company (including the explanatory notes and reports thereto) for the year 2005.

                         SCHEDULE 2 (COMPLETION EVENTS)

1.     GENERAL OBLIGATIONS

1.1.   DELIVERABLES

       At Completion:

       1.1.1. the Purchaser shall deliver to the Sellers and the Sellers shall deliver to the Purchaser duly executed powers of attorney and corporate resolutions, if and as applicable, in the agreed form.

       1.1.2. the Sellers shall give to the Purchaser statements in the form attached hereto as Schedule 11 signed by Messrs H.J. Tepper, L. Schenk and C.G. Angus in which the relevant supervisory director resigns as supervisory director effective as per the moment of execution of the Deed of Transfer and whereby each of them waives all rights and claims he may have against the Company;

       1.1.3. Heijkers and Parker shall give to the Purchaser statements in the form attached hereto as Schedule 12 signed by each of them whereby they resign as managing director effective as per the moment of execution of the Deed of Transfer and whereby each of them waives all rights and claims he may have against the Company; furthermore, Heijkers and Steijvers shall give to the Purchaser documentation evidencing the termination of their management agreements;

       1.1.4. the Company and A.G.P. Steijvers shall enter into an employment agreement substantially in the agreed form attached hereto as
              Schedule 13;

       1.1.5. the Company and H.H.M. Heijkers shall enter into an employment agreement substantially in the agreed form attached hereto as
              Schedule 14;

       1.1.6. the Company and Pisters shall enter into an employment agreement substantially in the agreed form attached hereto as Schedule 15;

       1.1.7. the Company and Parker shall enter into an addendum to the current employment agreement between them substantially in the agreed form attached hereto as Schedule 16;

       1.1.8. the current employment agreement between Mr. B. Williams and Temtec USA Inc. dated 10 March 2000 shall be terminated, such termination effective no later than on the date of execution of the Deed of Transfer;

       1.1.9. Sellers shall execute a shareholders' resolution in the form attached as Schedule 17, pursuant to which (i) the resignation of the managing directors and the supervisory directors mentioned in
              1.1.2 and 1.1.3 above is accepted, (ii) each of them is granted discharge for the performance of their duties as supervisory and managing directors respectively and (iii) David Mahoney and Milton Alpern are appointed as managing directors of the Company as per the moment of execution of the Deed of Transfer.

2.     PAYMENT OF THE PURCHASE PRICE AND TRANSFER OF APPLIX SHARES

2.1.   PAYMENT PURCHASE PRICE

       2.1.1. By no later than 11.00 CET (a.m.) on the Completion Date the Purchaser shall pay the cash component of the Purchase Price in accordance with Clause 3 of this Agreement by wire transfer into the Notary's Bank Account. The Notary shall hold cash component of the Purchase Price on behalf of the Purchaser up to the moment of execution of the Deed of Transfer. Thereafter, the Notary shall pay out the monies in accordance with Clause 4.1.3 below.

2.2.   TRANSFER OF APPLIX SHARES

       2.2.1. The Applix Shares shall be transferred in accordance with the procedure parties have agreed to in the e-mail on 14 June 2006 attached hereto as Schedule 19.

3.     PAYMENT OF OUTSTANDING DEBT

       The Sellers and the Company shall procure payment of the shareholder loan in accordance with Schedule 18 (the Flow of Funds). Subject to receipt of payment thereof, Synergia grants the Company hereby full and final discharge for any amounts outstanding under the shareholder loan granted by Synergia.

4.     DEED OF TRANSFER

       4.1.1. Upon completion of the steps set out in the aforesaid Clauses of this Schedule the Purchaser and the Sellers shall instruct the Notary to execute the Deed of Transfer. The Company shall acknowledge the transfer of the Shares by co-signing the Deed of Transfer.

       4.1.2. Following the transfer of the Shares the Notary shall register the transfer of the Shares in the shareholders register and deliver the register to the Purchaser.

       4.1.3. Upon the execution of the Deed of Transfer the Notary shall hold the Purchase Price for the sole benefit of the Sellers and shall transfer the Purchase Price for same day value to the following bank accounts designated by the Sellers in the following proportions:

              (A) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of Synergia, [which shall constitute payment of the part of the Purchase Price due to Synergia and full redemption of the shareholder loan granted by Synergia to the Company in accordance with Clause 3 above)];

              (B) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*];

              (C) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*];

              (D) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*];

              (E) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*];

              (F) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*];

              (G) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*];

              (H) [*] % of the Purchase Price being an amount of USD [*] to bank account with number [*] in the name of [*].

5.     OTHER COMPLETION ARRANGEMENTS

5.1.   MISCELLANEOUS

       The performance of any other actions as set out in the Completion Agenda.

                        SCHEDULE 3 (SELLERS' WARRANTIES)

Any word or expression defined in the Agreement shall, save as otherwise defined in this Schedule and the Appendices to this Schedule have the same meaning in this Schedule and the Appendices to this Schedule, and the provisions of Clause
1.2 of the Agreement shall apply to this Schedule and the Appendices to this Schedule.

"INTELLECTUAL PROPERTY RIGHTS" has the meaning given in Clause 9.1;

"IT-SYSTEMS" has the meaning given in Clause 11.1;

"MATERIAL AGREEMENTS" has the meaning given in Clause 11.1;

"REAL PROPERTY RENTED" has the meaning given in Clause 8.1;

"SUBSIDIARY SHARES" means the shares owned by the relevant Group Companies in each of the Subsidiaries listed in Appendix B (Subsidiaries).

1.     AUTHORITY AND CAPACITY OF THE SELLERS

1.1. Each of the Sellers has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Agreement and to perform its obligations under the Agreement.

1.2. All corporate and other action required to be taken by the Sellers to authorise the execution of the Agreement and the performance of their obligations under the Agreement has been duly taken or will have been duly taken by Completion.

1.3. The Agreement has been duly executed on behalf of the Sellers and constitutes legal, valid and binding obligations of the Sellers, enforceable in accordance with their terms.

1.4. The execution and performance of the Agreement do not conflict with or result in a breach of any material provision of the articles of association of the Sellers or any material provision of any applicable law.

1.5. No approval, consent, license or notice to any regulatory or governmental body must be obtained or made by the Sellers in connection with the execution and performance by the Sellers of this Agreement.

2.     CORPORATE ORGANISATION

2.1.   THE GROUP COMPANIES

       2.1.1. Each of the Group Companies has been duly incorporated as a private company with limited liability and validly exists under the laws of its jurisdiction and has the requisite powers to own its assets and to carry on its business as presently conducted.

       2.1.2. No Group Company is involved in or subject to any bankruptcy or insolvency proceedings nor has any Group Company been a party to a merger or de-merger during the past three years.

       2.1.3. No decision has been taken to dissolve or liquidate any of the Group Companies.

       2.1.4. The Group Companies have no directors or proxy-holders or their equivalent under any jurisdiction other than the Netherlands, other than the persons named in Appendix D.

2.2.   GROUP STRUCTURE

       Appendix B (Subsidiaries) lists all the Subsidiaries of the Company and no Group Company has any interest in the share capital of a company that is not listed in Appendix B. None of the Group Companies is a party to any partnership agreement (v.o.f., c.v., maatschap or equivalent).

2.3.   CORPORATE DOCUMENTS, REGISTRATION

       2.3.1. The articles of association of the Company dated 18 April 2001 are its articles of association as currently in force. The current articles of association or other constitutional documents of the other Group Companies have been disclosed in the Disclosed Information. No decision has been taken to amend the articles of association of the Group Companies.

       2.3.2. The minute books of each of the Group Companies are up to date and accurately reflect in all material respects the corporate resolutions of the shareholders and the management board and any committees or other bodies of any of the Group Companies as required by applicable law.

       2.3.3. The Company is duly registered in the trade register of the Chamber of Commerce in the Netherlands. The information set out in the extract of the trade register of the Chamber of Commerce attached hereto as Appendix C (Corporate information) is accurate and complete in all material respects.

3.     THE SHARES

3.1.   CAPITAL STRUCTURE

       3.1.1. The Shares constitute the whole of the issued and outstanding share capital of the Company. The Shares and the Subsidiary Shares have been validly issued and fully paid up and are free and clear of Encumbrances.

       3.1.2. The Sellers are the sole legal and beneficial owner (juridische en economische eigenaar) of the Shares set opposite their names in Appendix B (Ownership of the Shares) and the Company is the sole legal and beneficial owner, directly or indirectly, of the Subsidiary Shares. The Sellers are entitled to sell and transfer title to the Shares to the Purchaser.

       3.1.3. No depository receipts have been issued for any of the Shares or the Subsidiary Shares held, directly or indirectly, by the Company.

       3.1.4. None of the Group Companies has given to any person any rights to acquire or subscribe for its shares, including but not limited to option rights, warrants or convertibles, other than the option right given to Zwennis and Pisters to subscribe for 6 Shares each.

       3.1.5. None of the Group Companies has issued any profit sharing certificates (winstbewijzen) or granted any other rights to share in its profits (winstrechten), nor granted any other rights to third parties, including but not limited to Employees, entitling such parties to share in its profits.

       3.1.6. None of the Group Companies owns shares in its capital.

3.2.   SHAREHOLDERS' REGISTER

       The shareholders' registers of the Group Companies are accurate and complete in all material respects and contain all information that should be recorded in such register as required by applicable law and its articles of association.

4.     THE FINANCIAL STATEMENTS

4.1.   ACCOUNTING POLICIES

       The Accounting Policies applied by the relevant Group Companies are in accordance with the Accounting Rules in all material respects.

4.2.   FINANCIAL STATEMENTS

       The Temtec Financial Statements 2005:

       4.2.1. have been prepared in accordance with the Accounting Policies applied on a basis consistent with that applied with respect to the preceding one (1) financial year of the Company;

       4.2.2. show a true and fair view of the financial position, assets, liabilities and results of the Company and, on a consolidated basis of all Group Companies for the accounting reference period ending on the Accounts Date;

       4.2.3. are not affected by transactions with any of the Sellers or persons directly or indirectly related to any of the Sellers, except as the explicitly disclosed in the explanatory notes;

       4.2.4. have been duly filed or an exemption from filing has been obtained in accordance with applicable law.

4.3. All accounts receivable of the Group Companies existing on the Accounts Date or arisen since then and prior to or on 31 May 2006 represent receivables (a) which can be collected from the debtors involved within a time period of three (3) months from their due date without assistance by any third party being required and without any loss on collection, or (b) in respect of which a loss on collection has been adequately insured, or
       (c) for which an adequate provision has been made in the Accounts or the Temtec Financial Statements 31 May 2006.

5.     EVENTS SINCE THE ACCOUNTS DATE

       Since the Accounts Date:

       (A) the business of each of the Group Companies has been carried on as a going concern in the ordinary course of business consistent with past practice;

       (B) there has been no material adverse change in the financial or trading position of the Group Companies and in the Net Debt (other than changes in the ordinary course of business, consistent with past practice);

       (C) no Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business; and

       (D) no (interim) dividend or other distribution has been declared, agreed to be paid or paid by any of the Group Companies.

6.     GUARANTEES

       No Group Company has given any guarantee for the benefit of the Sellers' Group, nor has any of the Sellers' Group companies given any guarantee for the benefit of any Group Company.

7.     THE BUSINESS

7.1.   CONDUCT OF BUSINESS

       7.1.1. Each of the Group Companies is duly qualified to carry on its business in all jurisdictions in which it presently carries on its business.

       7.1.2. Each of the Group Companies conducts its business in material compliance with its articles of association and any applicable law.

7.2.   REGULATORY LICENSES

       As far as the Sellers are aware all regulatory licenses required for the carrying on of the business of each of the Group Companies are fairly disclosed in the Disclosed Information and have been obtained by it and are in full force and effect and the Sellers are not aware of any circumstances indicating that any of those licenses is likely to be suspended, revoked or not renewed. As far as the Sellers are aware, each of the Group Companies is in material compliance with the terms of the regulatory licenses.

8.     REAL PROPERTY RENTED

8.1. The real property rented by the Group Companies (the "REAL PROPERTY RENTED") is listed on Appendix F.

8.2. No other agreements, whether verbal or in writing, pertaining to the Real Property Rented exist with the lessors thereof and no obligations have been assumed by any of the Group Companies other than those which appear from the lease agreements disclosed in the Data Room.

8.3. None of the Real Property Rented has been leased to any person other than the Group Companies and no other right of (sub-)lease, use or enjoyment of any of the Real Property Rented has been granted to any person other than the Group Companies.

9.     ENVIRONMENT

9.1. As far as the Sellers are aware each of the Group Companies is in material compliance with any applicable environmental law.

9.2. No written notice or claim has been received by any Group Company from any governmental authority or any other person stating that any of the Group Companies is responsible for any decontamination of the soil of any property used by any Group Company.

10.    INTELLECTUAL PROPERTY RIGHTS

10.1. The intellectual property rights used by the Group Companies (not relating to proprietary software) are listed on Appendix D (the "INTELLECTUAL PROPERTY RIGHTS") are either owned by the relevant Group Company or the relevant Group Company has been granted a license to use the Intellectual Property Rights. All Intellectual Property Rights owned by the Group Companies are free of Encumbrances.

10.2. The Company and/or its Subsidiaries have at their disposal and own all rights, including property rights and intellectual property rights to software listed in Appendix E ( the "Proprietary Software"), the documentation (including functional and technical specifications) and the source code (including documentation necessary for the maintenance and further development of the Proprietary Software) (the "Source Code"). None of the Company or its Subsidiaries have disclosed to any third party any Source Code relating to the Proprietary Software. All the aforementioned rights are free of Encumbrances. All escrow agreements entered into by any of the Group Companies are in the form as disclosed in the Data Room and more specifically none of those escrow agreements contain other conditions for the release of the Source Code than as contained in the format as disclosed in the Data Room.

10.3. No claims or objections are pending or, as far as the Sellers are aware, threatened against any of the Group Companies with respect to the Intellectual Property Rights.

10.4. As far as the Sellers is are aware no person is infringing any Intellectual Property Rights.

10.5. As far as the Sellers are aware no Group Company is infringing any intellectual property right of any other person.

11.    INFORMATION TECHNOLOGY SYSTEMS

11.1. The information technology systems operated by or required to carry on the business of the Group Companies (the "IT SYSTEMS") are either owned by or properly leased or licensed to the Group Companies.

11.2. In the period of twelve (12) months prior to Completion, there have been no failures or continuous disruptions of the IT Systems, which have had a material adverse effect on the conduct of the Group Companies' businesses.

11.3. As far as the Sellers are aware, no Group Company is in material breach of any license or lease of IT Systems or Software operated by the Group Companies.

12.    AGREEMENTS

12.1.  MATERIAL AGREEMENTS

       All agreements that are material to the business of the Group Companies (the "MATERIAL AGREEMENTS") have been made available in the Data Room.

12.2.  COMPLIANCE WITH MATERIAL AGREEMENTS

       12.2.1. Each of the Material Agreements constitutes legal, valid and binding obligations of the relevant Group Company.

       12.2.2. Neither the relevant Group Company nor, as far as the Sellers are aware, any of the other parties to any Material Agreement is in material default under that Material Agreement.

       12.2.3. None of the relevant Group Companies has received a notice (whether in writing or otherwise) of termination in respect of any Material Agreement to which it is a party.

13.    LITIGATION

       Except for debt collection in the ordinary course of business, no Group Company is engaged in any litigation, arbitration or other legal proceedings and, none of the relevant Group Companies has received a notice (whether in writing or otherwise) in respect of any claims or proceedings threatened against any Group Company.

14.    INSURANCE

14.1. The insurance policies taken out by each of the Group Companies (the "INSURANCE POLICIES") have been made available in the Data Room. The Group Companies maintain the Insurance Policies in full force and effect.

14.2. Each of the Group Companies is in material compliance with the terms and conditions of the insurance policies referred to in Clause 14.1 and each of the Group Companies has to date paid all premiums when due.

14.3.  Under any insurance policy there is no material claim outstanding.

15.    EMPLOYMENT

15.1. The Group Companies have no employees other than as disclosed in the Data Room. No person has a management agreement or an agreement for the rendering of services (overeenkomst tot het verrichten van enkele diensten) with any of the Group Companies other than specified in Clause
       8.3 of the Agreement.

15.2.  None of the Group Companies is bound by any collective labour agreement.

15.3. Save as disclosed in the Data Room, there are no bonus, share option or stock appreciation schemes or any similar arrangements in existence for the account of any of the Group Companies.

15.4. As far as the Sellers are aware none of the Group Companies has in relation to any of its Employees incurred any liability for a material breach of any applicable law or any employment agreement with any Employee which on the date of this Agreement is outstanding.

15.5. There is no dispute pending or, as far as the Sellers are aware, threatened between any of the Group Companies and any Employees. During the last year no dispute has arisen between any of the Group Companies and any material number or category of its employees or former employees or their representatives.

15.6. As far as the Sellers are aware no Key Employee has agreed to or given notice of termination of his employment agreement or is under notice of dismissal.

15.7. The pension arrangements of the Group Companies are disclosed in the Data Room ("THE PENSION ARRANGEMENTS"). The Pension Arrangements apply to all Employees or former employees and directors and none of the Group Companies is a party to any pension arrangement relating to any of the Employees, including pension insurance or excess (excedent) insurance, other than the Pension Arrangements.

15.8. All premiums that have fallen due in respect of the Pension Arrangements have been paid or are adequately provided for. None of the Group Companies has any obligation with respect to Pension Arrangements, whether or not conditional or contingent, including but not limited to back-service obligations, which are not fully funded or adequately provided for.

16.    TAXATION

16.1. All Taxes for which each of the Group Companies has been assessed or that have become due or which have accrued or arisen with regard to the period up to and including 31 May 2006 have either been paid in full or been fully provided for in the Temtec Financial Statements 31 May 2006.

16.2. As far as the Sellers are aware each of the Group Companies has properly filed all returns required to be filed pursuant to any relevant law. The Sellers have supplied all other information in relation to Taxation it was required to supply and all such returns and information were correct and complete in all material respects.

16.3. As far as the Sellers are aware no Group Company is subject to any disagreement or dispute with any Tax Authority regarding the Tax position of any Group Company.

16.4. Other than as disclosed in the Disclosure Letter, no Group Company is part of any fiscal unity for Dutch corporate income Tax or Dutch value added Tax purposes.

16.5. For Tax purposes, each of the Group Companies is and has been resident only in the jurisdiction in which it is incorporated and does not have nor had a permanent establishment or permanent representative or, as far as Sellers are aware, other taxable presence in any jurisdiction other than that in which it is resident for Tax purposes. None of the Group Companies constitutes or has constituted a permanent establishment or is or has been a permanent representative of another person.

               APPENDIX A TO SCHEDULE 3 (OWNERSHIP OF THE SHARES)



   NAME OF SELLER                                      NUMBER OF SHARES OWNED

   Synergia                                             32 F shares (1 - 32)

   Heijkers                                             32 B shares (33 - 64)
                                                      converted in 32 E shares
                                                              (1 - 32)

   Temtec                                               32 A shares (1 - 32)

   Steijvers                                            32 B shares (1 - 32)

   Intesys                                              32 D shares (1 - 32)

   Angus                                                32 C shares (1 - 32)

   Zwennis                                              6 A shares (33 - 38)

   Pisters                                              6 A shares (39 - 44)

                             TOTAL NUMBER OF SHARES              204

                     APPENDIX B TO SCHEDULE 3 (SUBSIDIARIES)

A list of the Subsidiaries referred to in Clause 2.2 of Schedule 3 (Sellers' Warranties).

Temtec Technical Services B.V. (100%)

Temtec Europe B.V. (100%)

Temtec UK Ltd. (100%)

Temtec USA Inc. (100%)

                APPENDIX C TO SCHEDULE 3 (CORPORATE INFORMATION)

Extract from the trade register of the Chamber of Commerce in respect of the Company referred to in Clause 2.3.3 of Schedule 3 (Sellers' Warranties).

                  APPENDIX D TO SCHEDULE 3 (LIST OF IP RIGHTS)



Temtec USA, Inc.



US Trademark registration 'Executive Viewer' (Registration number: 3,089,867)

US Trademark registration 'Executive Viewer' (Registration number: 2,328,826)

US Trademark registration 'Portable Cubes' (Registration number: 2,328,825)

New United States Trademark registration 'Executive Viewer' (Serial number:
78/608,509)



Pending

European Trademark Registration 'Executive Viewer' (Serial Number: 4630687)

             APPENDIX E TO SCHEDULE 3 (LIST OF PROPRIETARY SOFTWARE)



OWNED

Executive Viewer and all its components and all private label derivatives

Portable Cubes components



LICENSED

Component One Chart (Graphics Engine licensed from Component One)

PDF Font Embedding Technology (licensed from TallComponents B.V.)

VParse (licensed from Sandstone Technologies Inc.)

Icons (licensed from Iconfactory Inc.)



OEM-ED/RESOLD

Portable Cubes Generator components (OEM-ed from SDG Computing)

                         SCHEDULE 4 (ESCROW AGREEMENT)

                                  15 JUNE 2006




                         SYNERGIA CAPITAL PARTNERS B.V.

                                       and

                                   TEMTEC B.V.

                                       and

                              HEIJKERS HOLDING B.V.

                                       and

                             INTESYS NEDERLAND B.V.

                                       and

                               MR. R.L.H. PISTERS

                                       and

                                 MR. C.G. ANGUS

                                       and

                                MR. E.A. ZWENNIS

                                       and

                             STEIJVERS HOLDING B.V.

                                 as the Sellers

                                       and

                                   APPLIX INC.

                                as the Purchaser

                                       and

                           VAN LANSCHOT BANKIERS N.V.

                               as the Escrow Agent



                            ------------------------
                                ESCROW AGREEMENT
                            ------------------------



                                  [Stibbe LOGO]

                                TABLE OF CONTENTS



CLAUSE  HEADINGS                                                            PAGE

1.      INTERPRETATION....................................................... 2

2.      APPOINTMENT ESCROW AGENT............................................. 2

3.      THE ESCROW ACCOUNT................................................... 3

4.      INTEREST AND DIVIDENDS............................................... 3

5.      PURPOSE OF THE ESCROW ACCOUNT........................................ 3

6.      TRANSFERS OUT OF THE ESCROW ACCOUNT.................................. 3

7.      TERM AND TERMINATION................................................. 5

8.      CONFIDENTIALITY...................................................... 5

9.      GENERAL PROVISIONS................................................... 5

THIS ESCROW AGREEMENT is made on 15 June 2006


BETWEEN:

(1) SYNERGIA CAPITAL PARTNERS B.V., a company incorporated under the laws of the Netherlands with its corporate seat in Veenendaal ("SYNERGIA");

(2) TEMTEC B.V., a company incorporated under the laws of the Netherlands with its corporate seat in Nijmegen ("TEMTEC");

(3) HEIJKERS HOLDING B.V., a company incorporated under the laws of the Netherlands with its corporate seat in Nederweert ("HEIJKERS");

(4) STEIJVERS HOLDING B.V., a company incorporated under the laws of the Netherlands with its corporate seat in Stramproy ("STEIJVERS");

(5) INTESYS NEDERLAND B.V., a company incorporated under the laws of the Netherlands with its corporate seat in 's-Hertogenbosch ("INTESYS");

(6)    MR. C.G. ANGUS, domiciled in the United States of America ("ANGUS");

(7)    MR. R.L.H. PISTERS, domiciled in the Netherlands ("PISTERS");

(8)    MR. E.A. ZWENNIS, domiciled in the Netherlands ("ZWENNIS");

(9) APPLIX INC., a public company incorporated under the laws of Massachusetts with its corporate seat in Westborough 289 Turnpike Road, MA 01581, United States of America (the "PURCHASER"); and

(10)   F. VAN LANSCHOT BANKIERS N.V. (the "ESCROW AGENT").

The parties to this Agreement are hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY". Synergia, Temtec, Heijkers, Intesys, Steijvers, Angus, Pisters, Angus, Zwennis, collectively also the "SELLERS" and each individually a "SELLER".



RECITALS:

(1) The Purchaser has acquired the entire issued and outstanding share capital of Temtec International B.V. from the Sellers pursuant to a share purchase agreement (the "SHARE PURCHASE AGREEMENT") dated 15 June 2006, attached hereto as Schedule 1.

(2) Pursuant to the Share Purchase Agreement the Purchaser and the Sellers have agreed that an amount of USD 1,000,006 in cash (the "ESCROW CASH AMOUNT") and 264,200 of Applix Shares (the "ESCROW APPLIX SHARES") shall be transferred into a monetary account (the "ESCROW CASH ACCOUNT"), respectively a securities account (the "ESCROW STOCK ACCOUNT") in accordance with the terms of the Share Purchase Agreement to secure the obligations of the Sellers under the Sellers' Warranties, the Sellers' Indemnities (as defined in the Share Purchase Agreement) and claims pursuant to Clauses 4 or 6.5 of the Share Purchase Agreement on the terms set out in this Agreement.

IT IS AGREED as follows:

1.     INTERPRETATION

       Definitions used in this Agreement have the same meaning as given to them in the Share Purchase Agreement unless stated otherwise and the provisions of Clause 1 (Interpretation) of the Share Purchase Agreement shall apply to this Agreement. In this Agreement the following other definitions are used:

       "AGREEMENT" means this escrow agreement;

       "BANK" has the meaning given in Clause 4;

       "CLAIM" has the meaning given in Clause 5.1;

       "ESCROW ACCOUNT" means the joint reference to the monetary account with number 26 00 27 669 with the Escrow Agent (the "ESCROW CASH ACCOUNT") and the securities account with number 26 00 27 707 with the Escrow Agent (the "ESCROW STOCK ACCOUNT"), both in the names of the Sellers and the Purchaser;

       "ESCROW AMOUNT" means the joint reference to the Escrow Cash Amount and the Escrow Applix Shares initially transferred to the Escrow Account as set out in the recitals to this Agreement;

       "ESCROW APPLIX SHARES" has the meaning given in the recitals to this Agreement;

       "ESCROW CASH AMOUNT" has the meaning given in the recitals to this Agreement;

       "ESCROW PERIOD" means the period starting on the Completion Date and ending no later than 31 May 2008 unless prior to that date the Purchaser has made a request for payment or transfer out of the Escrow Account, which request has not been revoked by the Purchaser and in respect of which request the Escrow Agent has not yet received a notice in accordance with Clause 6.2 of the Agreement, in which case the Escrow Period shall end on the earlier of (i) the date on which the Purchaser has revoked its request or (ii) the date on which payment or transfer has been effected by the Escrow Agent in accordance with a notice pursuant to Clause 6.2 of the Agreement;

       "JOINT COURT NOTICE" has the meaning given in Clause 6.3.2;

       "JOINT SETTLEMENT NOTICE" has the meaning given in Clause 6.3.1;

       "REPRESENTATIVE" or "REPRESENTATIVES" has the meaning given in Clause
       2.3;

       "SHARE PURCHASE AGREEMENT" has the meaning given in the recitals to this Agreement.

2.     APPOINTMENT ESCROW AGENT

       The Escrow Agent is hereby appointed to open, hold in escrow, disburse and administer the Escrow Account in accordance with the terms set out in this Agreement.

3.     THE ESCROW ACCOUNT

3.1. As soon as reasonably practicable after the execution of the Deed of Transfer the Notary shall transfer the Escrow Cash Amount to the Escrow Cash Account and the Purchaser shall transfer the Escrow Applix Shares to the Escrow Stock Account.

3.2. The Purchaser and the Sellers shall act as joint signatories in respect of the Escrow Account and shall each appoint one person to act on their behalf (the persons thus appointed by the Purchaser and the Sellers collectively also the "REPRESENTATIVES" and each individually a "REPRESENTATIVE"). The Purchaser appoints Milton Alpern as its Representative and the Sellers appoint Henk Tepper as their Representative.

4.     INTEREST AND DIVIDENDS

4.1. The dividends and other payments accrued on the Escrow Stock Amount will be credited into the Escrow Cash Account and shall accrue for the benefit of the Sellers. The Escrow Cash Account shall be a fixed deposit account and the interest on the amount in the Escrow Cash Account shall be at a rate equal to the credit interest paid by the Bank on fixed deposit accounts in dollars from time to time. The interest accrued on the amount in the Escrow Cash Account will be credited into the Escrow Cash Account and shall accrue for the benefit of the Sellers.

4.2. The interest accrued on the Escrow Cash Amount can be released during the Escrow Period by the Escrow Agent at the request of the Sellers.

5.     PURPOSE OF THE ESCROW ACCOUNT

5.1. The purpose of the Escrow Account is to secure the obligations of the Sellers under the Sellers' Warranties, the Seller's Indemnities (as defined in the Share Purchase Agreement) and claims pursuant to Clause 4 or Clause 6.5 of the Share Purchase Agreement. A "CLAIM" as used in this Agreement means any claim by the Purchaser pursuant to a claim in respect of any Sellers' Warranty, Sellers' Indemnity and pursuant to Clause 4 or Clause 6.5 of the Share Purchase Agreement.

6.     TRANSFERS OUT OF THE ESCROW ACCOUNT

6.1. Any request for payment or transfer out of the Escrow Account must be made in writing in English to the Escrow Agent and shall state the amount of the Escrow Cash Amount to be paid, or the number of Escrow Applix Shares respectively to be transferred out of the Escrow Account and the name, address and account number of the recipient.

6.2. In respect of a payment or transfer pursuant to a Claim as determined in accordance with the Share Purchase Agreement, the Escrow Agent shall release 1/3 (one-third) of the Claim out of the Escrow Cash Amount and 2/3 (two-third) of the Claim out of the Escrow Applix Shares.

6.3. In respect of a payment pursuant to a Claim as determined in accordance with the Share Purchase Agreement and Clause 6.2 above, the Escrow Agent shall release

       (wholly or partially) the Escrow Cash Amount and the Escrow Applix Shares to the Purchaser, after receipt and in accordance with:

       6.3.1. a duly completed notice in the form set forth in Annex A hereto (the "JOINT SETTLEMENT NOTICE") signed by each of the Representatives to release (wholly or partially) the Escrow Cash Amount and the Escrow Applix Shares from the Escrow Account.

       6.3.2. a duly completed notice in the form set forth in Annex B hereto (the "JOINT COURT NOTICE") signed by each of the Representatives to release (wholly or partially) the Escrow Cash Amount and the Escrow Applix Shares from the Escrow Account accompanied by an enforceable judgement of a competent court obtained by the Purchaser in respect of a Claim.

6.4. The Escrow Agent shall release (wholly or partially) the Escrow Cash Amount and/or the Escrow Applix Shares (as the case may be) to the
       Sellers:

       6.4.1. an amount of 1/3 (one-third) of the Escrow Cash Amount or 1/3 (one-third) of the Escrow Applix Shares (or a combination thereof) up to a maximum of 1/3 (one-third) of the Escrow Amount, if applicable calculated on the basis of the price of the Applix Shares mentioned in Clause 3.1 of the Share Purchase Agreement to be determined by the Sellers at their sole discretion (i) less the aggregate amount of the Escrow Cash Amount and /or aggregate number Escrow Applix Shares already paid or transferred by the Escrow Agent to the Purchaser out of the Escrow Account and (ii) less the amount of any pending requests by the Purchaser (in accordance with the Share Purchase Agreement) for payment or transfer out of the Escrow Account in respect of a Claim of which the Purchaser has notified the Sellers (in accordance with the Share Purchase Agreement) in accordance with a duly completed notice in the form set forth in Annex C hereto signed by each of the Representatives to be received by the Escrow Agent within 30 days after the adoption of the Applix Financial Statements 2006 but no later than 31 May 2007.

       6.4.2. the remainder of the Escrow Cash Amount and the remaining number of Escrow Applix Shares less the amount and/or number of any pending requests by the Purchaser (in accordance with the Share Purchase Agreement) for payment or transfer out of the Escrow Account in respect of a Claim of which the Purchaser has notified the Sellers in accordance with the Share Purchase Agreement within 30 days after the adoption of the Applix Financial Statements 2006 in accordance with a duly completed notice in the form set forth in Annex D hereto signed by each of the Representatives to be received by the Escrow Agent within 30 days after the adoption of the Applix Financial Statements 2007 but no later than 31 May 2008.

6.5. Notwithstanding the provisions of Clause 6, the Escrow Agent shall only make payment or transfer out of the Escrow Account if the request for payment is signed by both Representatives.

6.6. Upon receipt of a request for payment or transfer in accordance with this Clause 6, the Escrow Agent shall promptly make the relevant payment or transfer accordingly.

6.7. Any payment or transfer to the Sellers pursuant to this Clause 6 shall be made to an account designated by the recipient and shall be allocated among the Sellers in the same proportions as set out on Schedule 2 (Completion Events) to the Share Purchase Agreement.

7.     TERM AND TERMINATION

7.1. Subject to the provisions of Clause 7.2, this Agreement shall terminate on (i) the expiry date of the Escrow Period; or (ii) the date on which the entire balance of the Escrow Account has been paid out or transferred, whichever is earlier.

7.2. This Agreement may be terminated at any time before the expiry date of the Escrow Period:

       7.2.1. by a joint 14 day's written notice of the Representatives to the Escrow Agent, setting out to whom and in which manner the remaining balance of the Escrow Account must be paid out or transferred by the Escrow Agent;

       7.2.2. by written notice of the Escrow Agent to the Representatives, subject to the provisions of Clauses 7.3 and 7.4.

7.3.   If this Agreement is terminated pursuant to Clause 7.2.2:

       7.3.1. the Purchaser and the Sellers shall without delay appoint a replacement escrow agent and instruct the Escrow Agent to transfer the remaining balance of the Escrow Account to the escrow account held with the replacement escrow agent; and

       7.3.2. the Escrow Agent shall be bound by the provisions of this Agreement until a replacement escrow agent has been appointed by the Purchaser and the Escrow Agent has credited the remaining balance of the Escrow Account to the account of the replacement escrow agent on the joint instruction of the Representatives.

7.4. In the event the Purchaser and the Sellers have not appointed a replacement escrow agent within one month after receipt of the written notice by the Escrow Agent pursuant to Clause 7.2.2, the Escrow Agent may appoint a replacement escrow agent. The Purchaser and the Sellers shall accept such appointment subject to any reasonable objections they may have against the replacement escrow agent thus appointed by the Escrow Agent. The Purchaser and the Sellers hereby (i) grant their consent to the assignment of the rights and obligations of the Escrow Agent under this Agreement to the replacement escrow agent; (ii) authorise the Escrow Agent to transfer the remaining balance of the Escrow Account to the account of the replacement escrow agent upon his appointment; and (iii) undertake to discharge the Escrow Agent from all its obligations under this Agreement.

8.     CONFIDENTIALITY

       The Parties confirm that the provisions of Clause 14 (Confidentiality and Announcements) of the Share Purchase Agreement apply mutatis mutandis to this Agreement.

9.     GENERAL PROVISIONS

9.1.   NOTICES

       All notices, consents, waivers and other communications under this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier or e-mail to the appropriate addresses and numbers set out below (or to such addresses and numbers as a Party may notify to the other Parties from time to time). A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery (if delivered by hand, registered mail or express courier) or at the time of successful transmission (if delivered by fax or e-mail).

       To the Sellers:

       Name: Temtec B.V.
       Address: St. Annastraat 198C, Nijmegen
       Fax number: +31 24 32 20 293
       E-mail: tepperhj@multep.com
       Attention: Henk Tepper

       To the Purchaser:

       Name: Applix Inc.
       Address: Westborough, 289 Turnpike Road, United States of America Fax number: 508616-0602
       E-mail: malpern@applix.com
       Attention: Milton Alpern

       To the Escrow Agent:

       Name: F. Van Lanschot Bankiers N.V.
       Address: Herculesplein 5, Utrecht
       Fax number: + 31 30 659 9146
       E-mail: p.snip@vanlanschot.com
       Attention: Paul Snip

9.2.   RESCISSION

       Subject to the provisions of Clause 7 of this Agreement, the Parties waive their right to rescind this Agreement.

9.3.   PARTIAL INVALIDITY

       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable and which interpretation shall be as close as possible to the intent of the invalid or unenforceable provision.

9.4.   GOVERNING LAW

       This Agreement shall be governed by the laws of the Netherlands.

9.5.   DISPUTE RESOLUTION

       9.5.1. The competent court in Amsterdam, the Netherlands shall have jurisdiction to settle any dispute in connection with this Agreement without prejudice to the right of appeal and that of appeal to the Supreme Court.

       9.5.2. Notwithstanding the provisions of Clause 9.5.1, if any dispute arises in connection with this Agreement:

              (A) all obligations of the Escrow Agent under this Agreement shall end except for this Clause 9.5.2, Clause 1 (Interpretation), Clause 8 (Confidentiality) and Clause 9 (General Provisions);

              (B) the Escrow Agent shall refrain from taking any action in respect of the Escrow Account;

              (C) the Escrow Agent shall be entitled to retain all or part of the remaining balance of the Escrow Account until the dispute has been settled or, at its sole discretion, to deposit the remaining balance of the Escrow Account with a court of competent jurisdiction; and

              (D) the Escrow Agent shall be under no duty to institute or defend any legal proceedings to determine the disposition of the remaining balance of the Escrow Account or to mediate or decide upon the dispute.



THUS AGREED AND SIGNED ON 15 JUNE 2006,

SYNERGIA CAPITAL PARTNERS B.V.                  TEMTEC B.V.

/s/ R.H.M. Verkleij                             /s/ H. Tepper
--------------------------------                --------------------------------
By: R.H.M. Verkleij                             By: H. Tepper
Title: Investment Manager                       Title: Investment Manager
by power of attorney                            by power of attorney



HEIJKERS HOLDING B.V.                           INTESYS NEDERLAND B.V.

/s/ H. Heijkers                                 /s/ H. Heijkers
--------------------------------                --------------------------------
By: H. Heijkers                                 By: H. Heijkers
Title: Director                                 Title: by power of attorney

MR. R.L.H. PISTERS                              MR. C.G. ANGUS

/s/ H. Heijkers                                 /s/ C. Angus
--------------------------------                --------------------------------
By: H. Heijkers                                 By: C. Angus
Title: by power of attorney                     Title: Investment Manager
                                                by power of attorney



MR. E.A. ZWENNIS                                STEIJVERS HOLDING B.V.

/s/ H. Heijkers                                 /s/ H. Heijkers
--------------------------------                --------------------------------
By: H. Heijkers                                 By: H. Heijkers
Title: by power of attorney                     Title: by power of attorney



APPLIX INC.                                     VAN LANSCHOT BANKIERS N.V.

/s/ Milton A. Alpern                            /s/ A.C.C. van Winkle
--------------------------------                --------------------------------
By: Milton A. Alpern                            By: A.C.C. van Winkle
Title: Chief Financial Officer                  Title: business banker


VAN LANSCHOT BANKIERS N.V.


--------------------------------
By:
Title:

                                     ANNEX A

                             JOINT SETTLEMENT NOTICE


DATE: ______________________



Van Lanschot Bankiers N.V.

____________________________

____________________________



Attn.:

Dear Sir/Madam,

Reference is made to the Escrow Agreement entered into by the Sellers, the Purchaser and the Escrow Agent dated as of 15 June 2006. Capitalised terms used and not otherwise defined herein have the respective meanings ascribed to them in the Escrow Agreement.

The undersigned H. Tepper in his capacity as authorised representative of the Sellers and M. Alpern in his capacity as authorised representative of the
Purchaser hereby jointly instruct you as Escrow Agent to release USD [....] from the Escrow Cash Account and [...] number of shares from the Escrow Stock Account after receipt of this notice, and remit such sum as immediately available funds, by wire transfer to the account(s) no.: [....], [....] held with
...................Bank, in name of [beneficiary(ies)].


Yours truly,



Authorised representative of the Sellers



By:___________________________

Name:_________________________

Title: _______________________



Authorised representative of the Purchaser



By:___________________________

Name:_________________________

Title: _______________________

                                     ANNEX B

                               JOINT COURT NOTICE



DATE: ______________________



Van Lanschot Bankiers N.V.

____________________________

____________________________



Attn.:

Dear Sir/Madam,

Reference is made to the Escrow Agreement entered into by the Sellers, the Purchaser and the Escrow Agent dated as of 15 June 2006. Capitalised terms used and not otherwise defined herein have the respective meanings ascribed to them in the Escrow Agreement.

The undersigned H. Tepper in his capacity as authorised representative of the Sellers and M. Alpern in his capacity as authorised representative of the
Purchaser hereby jointly instruct you as Escrow Agent to release USD [....] from the Escrow Cash Account and [...] number of shares from the Escrow Stock Account after receipt of this notice, and remit such sum as immediately available funds, by wire transfer to the account(s) no.: [....], [....] held with
................Bank in name of [beneficiary(ies)].

Pursuant to the requirements of Section 6.3.2 of the Escrow Agreement, we hereby attach:

a) A copy of the final judgement of the competent court (NAME/ADDRESS court);

b) The confirmation from the registrar's office of the aforementioned court bearing a date later than the last date of the applicable appeal period, setting forth: (i) the applicable appeal period; and (ii) that the aforementioned judgement has not been appealed within such appeal period.


Yours truly,



Authorised representative of the Purchaser



By:___________________________

Name:_________________________

Title: _______________________

Authorised representative of the Sellers

By:___________________________

Name:_________________________

Title: _______________________

                 SCHEDULE 5 (TEMTEC FINANCIAL STATEMENTS 31 MAY)

                          SCHEDULE 6 (DATA ROOM CD-ROM)


  The data room CD-Rom referred in Clause 1 (Interpretation) of the Agreement.

                       SCHEDULE 7 (PURCHASER'S WARRANTIES)


1.1. The Purchaser has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Agreement and to perform its obligations under the Agreement.

1.2. All corporate and other action required to be taken by the Purchaser to authorise the execution of the Agreement and the performance of its obligations under the Agreement has been duly taken or will have been duly taken by Completion.

1.3. The Agreement has been duly executed on behalf of the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

1.4. The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles of association or equivalent constitutional documents of the Purchaser or any provision of any applicable law and will not result in a breach of any agreement to which the Purchaser is bound.

1.5. No approval, consent, license or notice to any regulatory or governmental body must be obtained or made by the Purchaser in connection with the execution and performance by the Purchaser of this Agreement.

1.6. No investigation, action or proceeding is pending or threatened that may have the effect of preventing, delaying or prohibiting or otherwise interfering with any of the transactions contemplated by this Agreement.

1.7. The Applix Shares have been validly issued and fully paid up and are free and clear of Encumbrances.

1.8. The Purchaser shall not do anything which will restrict the transferability of the Applix Shares (or omit to take any action which will result in restriction of the transferability of the Applix Shares), subject to compliance with applicable securities laws and the corporate insider trading regulations of the Purchaser, as amended from time to time.

                         SCHEDULE 8 (DISCLOSURE LETTER)

                          SCHEDULE 9 (DEED OF TRANSFER)

                        SCHEDULE 10 (SPOUSE DECLARATION)

             SCHEDULE 11 (RESIGNATION LETTERS SUPERVISORY DIRECTORS)

              SCHEDULE 12 (RESIGNATION LETTERS MANAGING DIRECTORS)

                  SCHEDULE 13 (EMPLOYMENT AGREEMENT STEIJVERS)

                   SCHEDULE 14 (EMPLOYMENT AGREEMENT HEIJKERS)

                   SCHEDULE 15 (EMPLOYMENT AGREEMENT PISTERS)

               SCHEDULE 16 (ADDENDUM EMPLOYMENT AGREEMENT PARKER)

                     SCHEDULE 17 (SHAREHOLDERS' RESOLUTION)

                           SCHEDULE 18 (FLOW OF FUNDS)

                           SCHEDULE 19 (APPLIX SHARES)